UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 18, 2016

Summit Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36873	47-1984212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1550 Wynkoop Street, 3rd Floor

Denver, Colorado, 80202

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (303) 893-0012

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2016, the Board of Directors (the “Board”) of Summit Materials, Inc. (the “Company”) increased the size of the Board from six to seven members and appointed Anne K. Wade as a director of the Company, effective immediately, to fill the resulting vacancy. The Board affirmatively determined that Ms. Wade is independent under the guidelines for director independence set forth in the Company’s Corporate Governance Guidelines and under applicable New York Stock Exchange rules. Ms. Wade will serve as a Class III director whose term will expire at the Company’s 2018 annual meeting of stockholders. Ms. Wade was also appointed to serve on the Audit Committee of the Board.

Ms. Wade will receive the Company’s standard compensation provided for service on the Board. For 2016, all directors who are not employees of the Company or The Blackstone Group L.P. receive compensation consisting of an annual cash retainer of $100,000 and an annual equity award valued at $100,000. The chairperson of the Board receives an additional $150,000 in cash compensation, and the respective chairpersons of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee receiving an additional $15,000, $10,000 and $10,000, respectively, in cash compensation. Directors who are not employed by the Company or The Blackstone Group L.P. may also receive compensation, from time to time, for service on any special committees of the Board. The Company may reimburse directors for any reasonable expenses incurred by them in connection with services provided in such capacity.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following exhibit is being filed with this Current Report on Form 8-K.

99.1	Press Release dated January 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT MATERIALS, INC.

By:	/s/ Anne Lee Benedict
Name:	Anne Lee Benedict
Title:	Chief Legal Officer

Date: January 19, 2016

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated January 19, 2016.